Exhibit 99.1

Donaldson Company Reports Fourth Quarter and Full-Year 2020 Earnings

Donaldson’s fourth quarter and full-year gross margin increased in a volatile sales environment
Donaldson invested $122 million for long-term growth and returned $201 million to shareholders
Fiscal 2021 market conditions expected to be uneven; margin-improvement initiatives to continue

MINNEAPOLIS (September 3, 2020) - Donaldson Company, Inc. (NYSE: DCI) today reported fiscal 2020 net earnings of $64.2 million in fourth quarter and $257.0 million for the full year, compared with $58.0 million and $267.2 million, respectively, in 2019. Fiscal 2020 GAAP earnings per share (EPS)1 were $0.50 in fourth quarter and $2.00 for the full year, compared with $0.45 and $2.05, respectively, in 2019. Excluding non-recurring items in the prior year,2 fourth quarter and full-year 2020 EPS declined 18.0 percent and 9.5 percent, respectively, from 2019.

“I am proud of how our team performed in fiscal 2020, and we made progress on many of our strategic priorities, including improving gross margin, further expanding into new markets and geographies, strengthening our technological capabilities and executing our capital investment plans,” said Tod Carpenter, chairman, president and chief executive officer. “When the pandemic required us to pivot, our teams acted quickly and decisively as we prioritized the health and safety of our employees, fulfilling our customer commitments and doing our part to lessen the spread of COVID-19. Although this work is ongoing, to date we have delivered on these priorities through global coordination and collaboration, and I am confident we are in a strong position as we enter fiscal 2021.

“Market conditions will likely remain uneven as the pandemic’s duration and its ultimate impact on the economy is still unclear. Despite the uncertainty, we believe we can continue gaining share in new and emerging markets while experiencing relative stability from our strong base of replacement parts. Executing projects to strengthen gross margin will remain a top priority in 2021, and we plan to build on our long track record of taking a disciplined approach to expense management and capital deployment. We are at the tail end of a multi-year investment cycle that included record levels of capital expenditures aimed at supporting our long-term growth plans, and we are excited to add these resources to our already-strong base of return-generating assets. With our deep customer and supplier relationships, incredible employees and relentless focus on those things under our control, I am confident 2021 will be another year of progress towards our company purpose of Advancing Filtration for a Cleaner World.”

[1] All earnings per share figures refer to diluted earnings per share.
[2] See the "Accounting Considerations" section of this press release for more information.

Operating Results

Fourth quarter 2020 sales declined 15.1 percent to $617.4 million from $726.9 million in 2019. Excluding the impact from currency translation, fourth quarter sales declined 13.7 percent, reflecting a broad global economic slowdown that is due in part to the COVID-19 pandemic.

	Three Months Ended		Twelve Months Ended
	July 31, 2020		July 31, 2020
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off Road	(24.3)%	(23.1)%	(18.6)%	(17.3)%
On Road	(43.5)	(43.0)	(30.8)	(30.5)
Aftermarket	(10.7)	(8.6)	(6.6)	(4.7)
Aerospace and Defense	(3.4)	(3.3)	1.6	2.5
Total Engine Products segment	(15.3)%	(13.6)%	(10.3)%	(8.8)%

Industrial Filtration Solutions	(18.9)%	(18.2)%	(9.4)%	(8.1)%
Gas Turbine Systems	6.0	6.5	(4.5)	(3.8)
Special Applications	(9.5)	(8.7)	0.4	0.2
Total Industrial Products segment	(14.6)%	(13.9)%	(7.0)%	(6.1)%
Total Company	(15.1)%	(13.7)%	(9.2)%	(7.9)%

Fourth quarter 2020 sales of Engine Products (“Engine”) declined 15.3 percent as the pandemic had a greater impact on the Off-Road and On-Road first-fit businesses than it did on Aftermarket sales related to equipment utilization. Additionally, On-Road sales in the U.S. were pressured by the cyclical downturn of Class 8 truck production, while Off-Road was impacted by program timing. Off-Road sales in Europe declined as Exhaust and Emissions programs have yet to ramp up, while new programs in China drove a strong sales increase in that region. The Aftermarket decline was due primarily to sales through the Company’s independent channel, reflecting oil and gas and transportation slowdowns in the U.S., and economic pressure in Latin America related to COVID-19 and geopolitical uncertainty. Sales through the Aftermarket OEM channel declined slightly in fourth quarter, reflecting declining sales at large customers in the U.S., partially offset by growth in China. Sales of Aerospace and Defense declined due to lower sales for rotary-wing aircraft, partially offset by higher sales of products for ground defense vehicles.

Fourth quarter 2020 sales of Industrial Products (“Industrial”) declined 14.6 percent, driven primarily by the impact of the pandemic on industrial production and capital investment. Dust collection sales within Industrial Filtration Solutions (“IFS”) experienced the greatest pressure from lower industrial production, with sales of both new equipment and replacement parts down from the prior year. Also within IFS, sales of Process Filtration products for the food and beverage industry were down from the prior year, driven by lower sales of new equipment. The Gas Turbine Systems increase was driven primarily by higher sales of products for small turbines. The sales decline in Special Applications was driven by decreased sales in Disk Drive and Integrated Venting Solutions.

Donaldson’s fourth quarter 2020 EBITDA3 as a rate of sales increased to 17.5 percent from 17.2 percent in the prior year. Fourth quarter 2020 operating income as a rate of sales (“operating margin”) decreased to 13.4 percent from 14.4 percent in 2019, including an impact of approximately 0.8 percentage points from higher depreciation and amortization expense related to Donaldson’s capacity expansion projects.

Fourth quarter 2020 gross margin increased to 33.7 percent from 33.5 percent in the prior year, reflecting a favorable mix of sales, lower raw materials costs and benefits from the Company’s optimization initiatives. These benefits were partially offset by loss of leverage on lower sales, including an impact from higher depreciation expense related to the Company’s capacity expansion projects. Fourth quarter 2020 operating expense declined 10.1 percent from the prior year. As a rate of sales, operating expense increased to 20.3 percent from 19.2 percent last year, reflecting a loss of leverage on lower sales that was partially offset by discretionary expense reductions related to the COVID-19 pandemic.

Fourth quarter 2020 interest expense was $3.9 million, compared with $5.2 million in 2019, reflecting interest rate favorability. Other income was $2.7 million in fourth quarter 2020, compared with expense of $0.5 million in 2019, as the Company benefitted from higher joint venture income in the current year combined with incremental expense in the prior year related to its ongoing global cash optimization efforts.

Excluding an adjustment in the prior year related to the Tax Cuts and Jobs Act,4 Donaldson’s fourth quarter 2020 effective income tax rate was 21.1 percent, compared with 21.4 percent in 2019. The fourth quarter 2020 rate benefitted from a favorable shift in the mix of earnings among tax jurisdictions and the favorable impact of final regulations related to the TCJA released during the current quarter. The rate in fourth quarter 2019 included a non-recurring discrete benefit related to the favorable settlement of a tax audit.

Donaldson paid fourth quarter and full-year 2020 dividends of $26.5 million and $106.4 million, respectively. Donaldson did not repurchase any outstanding shares in fourth quarter, which is consistent with the previously issued expectations, and full-year 2020 repurchase was 1.6 percent of outstanding shares.

As of July 31, 2020, total liquidity, as defined by cash on hand, availability under a $500 million revolving credit facility and a 364-day credit facility, was $589.1 million. During fourth quarter, Donaldson paid off a $50 million debt obligation that was at maturity. Donaldson’s net-debt-to-EBITDA leverage ratio was 0.9 at the end of the quarter, which is in line with Donaldson’s long-term target and reflects ample headroom related to the Company’s debt covenants.

3 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is a non-GAAP measure that the Company believes is useful in understanding its financial statements. This press release includes a reconciliation of GAAP to non-GAAP measures.

[4] See the "Accounting Considerations" section of this press release for more information.

Fiscal 2021 Expectations

Donaldson continues to experience volatility related to the COVID-19 pandemic, and the magnitude and duration of the impact from the pandemic remains uncertain. Consequently, the Company is not issuing detailed guidance for full-year 2021 key performance metrics at this time; however, Donaldson will maintain transparency by outlining important factors that are expected to impact the Company’s full-year 2021 results, including:

•Sales in August 2020, the first month of fiscal 2021, were down sequentially from July, which is typical seasonality, and about 10 percent from the prior year, reflecting an increase in APAC, driven by growth in China, and continued pressure in the Americas.
•Full-year sales trends are expected to vary widely by geography and market, and year-over-year performance of replacement parts and products related to new markets, like food and beverage, should continue to be better than the Company average,
•Sales in the first half of fiscal 2021 will likely experience year-over-year declines, due in large part to the timing of when the pandemic began,
•Gross margin benefits realized in fiscal 2020 from a favorable mix of sales and lower raw material costs are not expected to continue to the same degree in fiscal 2021, while optimization initiatives related to manufacturing, supply chain and procurement are expected to continue benefitting gross margin,
•Operating expense is expected to include a year-over-year increase of approximately $13 million associated with the standard process for resetting the annual incentive plans following a lower level of incentive compensation in the prior year; however, Donaldson is planning to substantially offset this increase with continued expense controls, due in part to pandemic-related restrictions,
•The full-year 2021 effective income tax rate is expected to be in the range of Donaldson's post-tax reform long-term effective rate estimate of 24 to 27 percent,
•Capital expenditures are planned meaningfully below fiscal 2020 as projects related to capacity expansion, manufacturing and supply chain optimization projects and Donaldson's new R&D facility are nearing completion,
•Donaldson expects to repurchase at least 1 percent of its outstanding shares in fiscal 2021, consistent with its commitment to offset annual dilution from stock-based compensation, and
•Free cash flow conversion is expected above 100 percent.

Accounting Considerations

Following the enactment of the Federal Tax Cuts and Jobs Act (TCJA) in December 2017, Donaldson engaged in incremental efforts related to optimizing its global cash. The Company did not incur charges related to these efforts in fiscal 2020, while fourth quarter and full-year 2019 results included net charges of $19.1 million and $18.6 million, respectively, related to enhancements Donaldson made to its subsidiary structure, combined with other TCJA-related matters. These charges were excluded in the calculation of fiscal 2019 adjusted earnings, which is a non-GAAP financial measure that excludes the impact of certain items not related to ongoing operations. A reconciliation of GAAP to non-GAAP measures is attached to this press release.

Miscellaneous

The Company will webcast its fourth quarter and full-year 2020 earnings conference call today at 9:00 a.m. CDT. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial conditions worldwide; the Company's ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company's ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates, regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company's ability to manage productivity improvements; unexpected events and the disruption on operations, including the COVID-19 pandemic; the Company's ability to maintain an effective system of internal control over financial reporting; and the United Kingdom’s decision to end its membership in the European Union. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2019 and Form 10-Q for the period ended April 30, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,

	2020	2019	Change	2020	2019	Change

Net sales	$617.4	$726.9	(15.1)%	$2,581.8	$2,844.9	(9.2)%
Cost of sales	409.5	483.1	(15.2)	1,710.2	1,896.6	(9.8)
Gross profit	207.9	243.8	(14.7)	871.6	948.3	(8.1)
Operating expenses	125.4	139.4	(10.1)	531.5	560.1	(5.1)
Operating income	82.5	104.4	(21.0)	340.1	388.2	(12.4)
Interest expense	3.9	5.2	(25.1)	17.4	19.9	(12.6)
Other (income) expense, net	(2.7)	0.5	(681.9)	(12.5)	(6.9)	81.4
Earnings before income taxes	81.3	98.7	(17.6)	335.2	375.2	(10.7)
Income taxes	17.1	40.7	(57.9)	78.2	108.0	(27.7)
Net earnings	$64.2	$58.0	10.6%	$257.0	$267.2	(3.8)%

Weighted average shares – basic	126.7	128.0	(1.0)%	126.9	128.3	(1.1)%
Weighted average shares – diluted	127.7	129.7	(1.5)%	128.3	130.3	(1.5)%
Net earnings per share – basic	$0.51	$0.45	13.3%	$2.03	$2.08	(2.4)%
Net earnings per share – diluted	$0.50	$0.45	11.1%	$2.00	$2.05	(2.4)%

Cash dividends paid per share	$0.21	$0.21	—%	$0.84	$0.78	7.7%

Note: Amounts may not foot due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$236.6	$177.8
Accounts receivable, net	455.3	529.5
Inventories, net	322.7	332.8
Prepaid expenses and other current assets	82.1	82.5
Total current assets	1,096.7	1,122.6
Property, plant and equipment, net	631.6	588.9
Right-of-use lease assets	73.7	—
Goodwill	316.8	303.1
Intangible assets, net	67.3	70.9
Deferred income taxes	16.8	14.2
Other long-term assets	41.7	42.9
Total assets	$2,244.6	$2,142.6

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$3.8	$2.1
Current maturities of long-term debt	5.7	50.2
Trade accounts payable	187.7	237.5
Current lease liabilities	25.7	—
Other current liabilities	183.9	193.1
Total current liabilities	406.8	482.9
Long-term debt	617.4	584.4
Non-current income taxes payable	87.4	110.9
Deferred income taxes	16.7	13.2
Long-term lease liabilities	48.1	—
Other long-term liabilities	64.4	48.5
Total liabilities	1,240.8	1,239.9

Redeemable non-controlling interest	10.9	10.0

Total shareholders’ equity	992.9	892.7
Total liabilities & shareholders’ equity	$2,244.6	$2,142.6

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31,
	2020	2019
Operating Activities
Net earnings	$257.0	$267.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	87.6	81.1
Deferred income taxes	2.7	10.2
Stock-based compensation expense	15.2	15.0
Other, net	21.2	(8.8)
Changes in operating assets and liabilities, excluding effect of acquired businesses	3.3	(18.9)
Net cash provided by operating activities	387.0	345.8

Investing Activities
Net expenditures on property, plant and equipment	(122.4)	(150.4)
Acquisition, net of cash acquired	(6.5)	(96.0)
Net cash used in investing activities	(128.9)	(246.4)

Financing Activities
Proceeds from long-term debt	262.4	155.0
Repayments of long-term debt	(281.0)	(45.9)
Change in short-term borrowings	0.9	(25.3)
Purchase of treasury stock	(94.3)	(129.2)
Dividends paid	(106.4)	(99.7)
Tax withholding for stock compensation transactions	(6.3)	(4.1)
Exercise of stock options	25.2	25.9
Net cash used in financing activities	(199.5)	(123.3)
Effect of exchange rate changes on cash	0.2	(3.0)
Increase (decrease) in cash and cash equivalents	58.8	(26.9)
Cash and cash equivalents, beginning of year	177.8	204.7
Cash and cash equivalents, end of year	$236.6	$177.8

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2020	2019	2020	2019

Gross margin	33.7%	33.5%	33.8%	33.3%

Operating expenses rate	20.3%	19.2%	20.6%	19.7%

Operating income rate	13.4%	14.4%	13.2%	13.6%

Other (income) expense, net rate	(0.4)%	0.1%	(0.5)%	(0.2)%

Depreciation and amortization rate	3.7%	2.9%	3.4%	2.9%

EBITDA rate	17.5%	17.2%	17.0%	16.7%

Effective tax rate	21.1%	41.2%	23.3%	28.8%

Cash conversion ratio	164.5%	145.7%	102.9%	73.1%

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2020	2019	2020	2019
ADJUSTED RATES
Gross margin	33.7%	33.5%	33.8%	33.3%

Operating expenses rate	20.3%	19.2%	20.6%	19.7%

Operating income rate	13.4%	14.4%	13.2%	13.6%

Other income, net rate	(0.4)%	(0.2)%	(0.5)%	(0.3)%

Depreciation and amortization rate	3.7%	2.9%	3.4%	2.9%

EBITDA rate	17.5%	17.2%	17.0%	16.7%

Effective tax rate	21.1%	21.4%	23.3%	23.7%

Cash conversion ratio	164.5%	106.8%	102.9%	70.7%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net income. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information. Amounts may not foot due to rounding.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended July 31,			Twelve Months Ended July 31,
	2020	2019	Change	2020	2019	Change
NET SALES
Engine Products segment
Off-Road	$56.9	$75.1	(24.3)%	$256.5	$315.1	(18.6)%
On-Road	25.0	44.2	(43.5)	124.4	179.8	(30.8)
Aftermarket	299.5	335.3	(10.7)	1,228.9	1,315.3	(6.6)
Aerospace and Defense	31.0	32.1	(3.4)	117.7	115.8	1.6
Total Engine Products segment	$412.3	$486.8	(15.3)%	$1,727.5	$1,926.0	(10.3)%

Industrial Products segment
Industrial Filtration Solutions	$139.8	$172.5	(18.9)%	$581.2	$641.8	(9.4)%
Gas Turbine Systems	27.4	25.8	6.0	101.6	106.3	(4.5)
Special Applications	37.9	41.9	(9.5)	171.5	170.8	0.4
Total Industrial Products segment	$205.1	$240.2	(14.6)%	$854.3	$918.9	(7.0)%
Total Company	$617.4	$726.9	(15.1)%	$2,581.8	$2,844.9	(9.2)%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$57.0	$66.0	(13.6)%	$229.3	$254.6	(9.9)%
Industrial Products segment	26.0	38.6	(32.6)	124.9	140.1	(10.8)
Corporate and Unallocated	(1.7)	(5.9)	(71.2)	(19.0)	(19.5)	(2.6)
Total Company	$81.3	$98.7	(17.6)%	$335.2	$375.2	(10.7)%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	13.8%	13.6%	0.2	13.3%	13.2%	0.1
Industrial Products segment	12.7%	16.1%	(3.4)	14.6%	15.2%	(0.6)

Note: Percentage is calculated by dividing earnings before income taxes by sales. Amounts may not foot due to rounding.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended July 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(24.3)%	(27.1)%	(35.8)%	(0.2)%	4.1%
On-Road	(43.5)	(47.5)	(27.8)	(38.1)	(61.0)
Aftermarket	(10.7)	(18.2)	(0.9)	(0.9)	(17.4)
Aerospace and Defense	(3.4)	4.5	(15.8)	(38.8)
Total Engine Products segment	(15.3)%	(21.0)%	(11.6)%	(5.5)%	(17.3)%

Industrial Products segment
Industrial Filtration Solutions	(18.9)%	(19.5)%	(14.3)%	(19.9)%	(48.6)%
Gas Turbine Systems	6.0	19.5	(0.9)	(0.1)	(33.6)
Special Applications	(9.5)	(5.9)	(12.5)	(9.4)	2.0
Total Industrial Products segment	(14.6)%	(13.3)%	(12.6)%	(14.2)%	(45.5)%

Total Company	(15.1)%	(19.0)%	(12.0)%	(9.2)%	(21.9)%

	Twelve Months Ended July 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(18.6)%	(13.2)%	(29.0)%	(10.7)%	2.3%
On-Road	(30.8)	(28.4)	(29.2)	(35.2)	(54.7)
Aftermarket	(6.6)	(11.8)	(1.2)	(3.1)	(3.6)
Aerospace and Defense	1.6	4.2	(2.6)	(22.1)
Total Engine Products segment	(10.3)%	(12.6)%	(9.4)%	(9.1)%	(4.3)%

Industrial Products segment
Industrial Filtration Solutions	(9.4)%	(7.5)%	(7.7)%	(11.2)%	(31.3)%
Gas Turbine Systems	(4.5)	(8.4)	(0.4)	—	(13.7)
Special Applications	0.4	4.8	(0.5)	0.2	(35.8)
Total Industrial Products segment	(7.0)%	(6.8)%	(6.1)%	(5.2)%	(29.5)%

Total Company	(9.2)%	(11.1)%	(8.1)%	(7.5)%	(8.4)%

Note: Amounts may not foot due to rounding.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended July 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(23.1)%	(27.1)%	(35.5)%	1.7%	33.0%
On-Road	(43.0)	(47.5)	(25.1)	(37.6)	(53.7)
Aftermarket	(8.6)	(18.2)	2.0	1.2	(10.7)
Aerospace and Defense	(3.3)	4.5	(15.3)	(39.3)
Total Engine Products segment	(13.6)%	(21.0)%	(9.6)%	(3.6)%	(9.9)%

Industrial Products segment
Industrial Filtration Solutions	(18.2)%	(19.5)%	(13.6)%	(18.4)%	(45.6)%
Gas Turbine Systems	6.5	19.5	(1.0)	3.0	(32.2)
Special Applications	(8.7)	(5.9)	(11.9)	(8.3)	2.0
Total Industrial Products segment	(13.9)%	(13.3)%	(11.9)%	(12.8)%	(42.8)%

Total Company	(13.7)%	(19.0)%	(10.5)%	(7.5)%	(15.3)%

	Twelve Months Ended July 31, 2020
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	(17.3)%	(13.2)%	(27.0)%	(9.7)%	15.2%
On-Road	(30.5)	(28.4)	(26.5)	(35.6)	(52.0)
Aftermarket	(4.7)	(11.8)	2.4	(0.7)	0.4
Aerospace and Defense	2.5	4.2	0.2	(22.3)
Total Engine Products segment	(8.8)%	(12.6)%	(6.3)%	(7.4)%	—%

Industrial Products segment
Industrial Filtration Solutions	(8.1)%	(7.5)%	(5.2)%	(10.0)%	(29.5)%
Gas Turbine Systems	(3.8)	(8.4)	0.4	3.2	(13.2)
Special Applications	0.2	4.8	2.0	(0.8)	(35.8)
Total Industrial Products segment	(6.1)%	(6.8)%	(3.8)%	(4.9)%	(27.9)%

Total Company	(7.9)%	(11.1)%	(5.3)%	(6.4)%	(4.5)%

Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2020	2019	2020	2019

Net cash provided by operating activities	$121.8	$122.5	$387.0	$345.8
Net capital expenditures	(16.3)	(38.0)	(122.4)	(150.4)
Free cash flow	$105.5	$84.5	$264.6	$195.4

Free cash flow	$105.5	$84.5	$264.6	$195.4
Discretionary cash contribution to U.S. pension plans	—	—	—	8.0
Adjusted free cash flow	$105.5	$84.5	$264.6	$203.4

Net earnings	$64.2	$58.0	$257.0	$267.2
Income taxes	17.1	40.7	78.2	108.0
Interest expense	3.9	5.2	17.4	19.9
Depreciation and amortization	23.0	21.4	87.6	81.1
EBITDA	$108.2	$125.3	$440.2	$476.2

Net earnings	$64.2	$58.0	$257.0	$267.2
Tax expense for Federal Tax Cuts and Jobs Act (1)	—	19.1	—	18.6
Restructuring (1)	—	2.1	—	2.1
Adjusted Net Earnings	$64.2	$79.2	$257.0	$287.9

Diluted EPS	$0.50	$0.45	$2.00	$2.05
Tax expense for Federal Tax Cuts and Jobs Act (1)	—	0.14	—	0.14
Restructuring (1)	—	0.02	—	0.02
Adjusted diluted EPS	$0.50	$0.61	$2.00	$2.21

(1) See the “Accounting Considerations” section of this press release for additional information.

Note: Although free cash flow, adjusted free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The adjusted basis presentation excludes the impact of certain matters not related to the Company’s ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.